Exhibit 99.1

UTStarcom Completes Acquisition of Selected CommWorks’ Assets From 3Com

Tuesday May 27, 9:05 am ET

UTStarcom Extends Market-Leading Product Lines, Acquires Intellectual Property, Gains Entree to Worldwide Markets and Blue-Chip Customers

ALAMEDA, Calif., May 27 /PRNewswire-FirstCall/ – UTStarcom, Inc. (Nasdaq: UTSI - News), a leading global provider of wireless and wireline access and IP switching solutions, today announced that it has completed the acquisition of selected assets of 3Com’s CommWorks division. UTStarcom now owns assets including CommWorks’ portfolio of carrier-focused voice and data products, customer support, and professional services. In addition, UTStarcom acquired or licensed all of the 3Com intellectual property used by CommWorks. The transaction is valued at $100 million.

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“The purchase of CommWorks supports several of UTStarcom’s strategic goals,” said Hong Lu, president and chief executive officer of UTStarcom. “CommWorks’ products complement our offerings and extend our leadership positions in the global wireless, softswitch, and broadband access markets. UTStarcom’s major markets are in China and Japan, and the company is now focusing on key customers in India and South America. CommWorks’ strong global sales organization and long-term relationships with the world’s top service providers will help accelerate our entry into other markets worldwide and give us additional sources of revenue.”

As part of the purchase agreement, UTStarcom has acquired or licensed all of the 3Com intellectual property used by CommWorks, including numerous IP telephony and wireless communications patents. UTStarcom can use this intellectual property across all of its present and future product lines and markets.

UTStarcom Expands Product Lines, Global Presence

CommWorks’ carrier-class, IP-based, multi-service networking products augment UTStarcom’s existing product lines. CommWorks is the worldwide market leader in Code Division Multiple Access (CDMA) 2000 Packet Data Serving Nodes (PDSN) and has deployed softswitches, media gateways, remote access servers (RAS), and applications around the world. UTStarcom is the world leader in the softswitch market; makes the leading wireless access solution, the Personal Access System (PAS); and is the world’s second-largest supplier of Digital Subscriber Line Access Multiplexors (DSLAMs).

As part of the integration process, UTStarcom has been in contact with the large installed base of CommWorks customers. Among CommWorks’ blue-chip carrier customers are 17 of the world’s top 20 service providers, including AT&T, Sprint, and Verizon. The network of CommWorks support and service offices gives UTStarcom a global presence. The company now has offices throughout the U.S. as well as in Canada, Mexico, South America, the United Kingdom, Ireland, Germany, China, Taiwan, Japan, Korea, Vietnam, India, and the Philippines.

UTStarcom has extended comparable offers of employment to approximately 325 CommWorks employees, and all have accepted. In addition, UTStarcom is leasing 3Com’s Rolling Meadows facility in Illinois.

About UTStarcom, Inc.

Founded in 1991 and headquartered in Alameda, California, UTStarcom is a leading global provider of wireless and wireline access and IP switching solutions. The company designs, manufactures, sells, and installs an integrated suite of future-ready access network and next-generation switching solutions. We enable wireless and wireline operators in fast-growth markets worldwide to offer voice, data, and Internet access services rapidly and cost effectively by utilizing their existing infrastructure.

UTStarcom’s products provide a seamless migration from wireline to wireless, from narrowband to broadband, and from circuit- to packet-based networks by employing “Next Generation Network Technology. Now.” The company’s customers include public telecommunications service providers that operate wireless and wireline voice and data networks in rapidly growing communications markets around the world.

For more information about UTStarcom, visit the company’s Web site at www.utstar.com.

Forward-Looking Statements

The foregoing statements regarding, without limitation, the potential for revenue and product sales in future quarters, the potential impact of the transaction on future earnings and financial results, opportunities to add to the Company’s customer base, increased customer access and accelerated geographic diversity, opportunities to cross-sell existing products to CommWorks’ installed customer base, revenue diversification, sources of revenue in future quarters and the stability of such revenue, the provision of a global platform for growth and profitability, a potentially enhanced sales footprint, the anticipated closing date of the transaction, and expansion of future addressable markets are forward-looking in nature and subject to risks and uncertainties that may cause actual results to differ materially. These factors include rapidly changing technology, the changing nature of telecommunications, cancellations of key partnerships and alliances, the direction of future research and development efforts, evolving product and applications standards, delays, general demand for and acceptance of the Company’s products, non-recognition of backlog and uncertainties such as changes in government regulation or licensing requirements. The Company also refers readers to the risk factors identified in its latest Registration Statement on Form S-3, Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission.

Source: UTStarcom Inc.